Exhibit 10.15

EQUITRANS MIDSTREAM CORPORATION

2020 RESTRICTED STOCK AWARD AGREEMENT

Non-transferable

G R A N T T O

_________________________________________
(“Grantee”)

DATE OF GRANT: [•], 2020
(“Grant Date”)

by Equitrans Midstream Corporation (the “Company”) of [_______] restricted shares of the Company’s common stock (the “Common Stock”), pursuant to and subject to the provisions of the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (as amended from time to time, the “Plan”), and the terms and conditions set forth in this award agreement (this “Agreement”).

The grant of restricted stock under this Agreement shall not be effective unless, no later than 45 days after the Grant Date, (i) Grantee accepts the restricted shares through the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and (ii) to the extent Grantee is not already subject to an agreement with the Company containing covenants regarding confidentiality, non-solicitation, and if required by the Company, non-competition, Grantee executes an agreement containing the applicable covenants that is acceptable to the Company.

When Grantee accepts the restricted shares awarded under this Agreement through the Fidelity NetBenefits website, Grantee shall be deemed to have (i) acknowledged receipt of the restricted shares granted on the Grant Date (the terms of which are subject to the terms and conditions of this Agreement and the Plan) and copies of this Agreement and the Plan, and (ii) agreed to be bound by all the provisions of this Agreement and the Plan.

TERMS AND CONDITIONS

1.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)
“Cause” means: (i) Grantee’s conviction of a felony, a crime of moral turpitude or fraud or Grantee’s having committed fraud, misappropriation or embezzlement in connection with the performance of Grantee’s duties; (ii) Grantee’s willful and repeated failures to substantially perform assigned duties; or (iii) Grantee’s violation of any provision of a written employment-related agreement between Grantee and the Company or express significant policies of the Company. If the Company terminates Grantee’s employment for Cause, the Company shall give Grantee written notice setting forth the reason for Grantee’s termination not later than 30 days after such termination.

(b)
“Good Reason” means Grantee’s resignation within 90 days after: (i) a reduction in Grantee’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in such Grantee’s annual short-term bonus target by the greater of (A) 10% and (B) 5 percentage points of such Grantee’s target bonus percentage, unless the reduction is applicable to all similarly situated employees; (iii) a significant diminution in Grantee’s job responsibilities, duties or authority; (iv) a change in the geographic location of Grantee’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.
A termination by Grantee shall not constitute termination for Good Reason unless Grantee first delivers to the General Counsel of the Company written notice: (i) stating that Grantee intends to resign for Good Reason pursuant to this Agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). The Company shall have a reasonable period of time (not less than 30 days) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by Grantee. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

(c)	“Pro Rata Amount” is defined in Section 4 of this Agreement.

(d)
“Qualifying Change of Control” means a Change of Control (as then defined in the Plan) unless (i) Grantee’s Restricted Shares are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (ii) the Company is the surviving entity of the Change of Control.

Notwithstanding Section 9.02 of the Plan, the consummation of the transactions contemplated by (i) the Agreement and Plan of Merger, dated as of February 26, 2020, by and among the Company, EQM LP Corporation, LS Merger Sub, LLC, EQM Midstream Partners, LP (the “Partnership”), and EQGP Services, LLC and (ii) the Preferred Restructuring Agreement, dated as of February 26, 2020, by and among the Company, the Partnership, and the investors set forth on Schedule I thereto, will not constitute a Change of Control.

(e)
“Retirement” means Grantee’s voluntary termination of employment with the Company and its Affiliates after Grantee has (i) a length of service of at least ten (10) years and (ii) a combined age and length of service equal to at least sixty (60) years. Grantee’s length of service will be determined by the Company, in its sole discretion, based on the Company’s internal payroll records. For purposes of this Section 1(e), service with EQT Corporation prior to November 13, 2018 shall be treated the same as service with the Company and its Affiliates. The termination of Grantee’s employment by the Company shall not qualify as Retirement.

(f)	“Restricted Period” means the period prior to the Vesting Date when the Restricted Shares are subject to the restrictions imposed under Section 2.

(g)	“Restricted Shares” means the number of restricted shares awarded to Grantee on the Grant Date as designated in the first paragraph of this Agreement.

(h)	“Vesting Commencement Date” means January 1, 2020.

(i)	“Vesting Date” is defined in Section 3 of this Agreement.
2.    Restrictions. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. The restrictions imposed under this Section 2 shall apply to all shares of the Company’s Common Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Common Stock of the Company.

3.    Vesting of Restricted Shares. Except as may be otherwise provided below, including in Section 4, or under any written employment-related agreement with Grantee (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement, as required by the Company), if any, 100% of the Restricted Shares will vest and become non-forfeitable (and the restrictions imposed on the Restricted Shares under Section 2 will expire) on the third anniversary of the Vesting Commencement Date, provided Grantee has continued in the employment of the Company and/or its Affiliates through such date. Any date on which the Restricted Shares vest shall be considered a “Vesting Date.”
Notwithstanding anything to the contrary in this Agreement, if Grantee’s employment is terminated and such termination is voluntary, including a Retirement, and Grantee remains on the board of directors of the Company or any Affiliate of the Company whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, Grantee shall be treated as employed for purposes of this Agreement as long as Grantee remains on such board of directors, in which case any references herein to Grantee’s employment shall be deemed to include his or her continued service on such board.
4.    Acceleration / Forfeiture in the Event of a Change in Status.

(a)
Notwithstanding Section 9 of the Plan, in the event that following a Change of Control that is not a Qualifying Change of Control, (i) Grantee’s employment is terminated without Cause or (ii) Grantee resigns for Good Reason, in each case prior to the second anniversary of the effective date of the Change of Control, the Restricted Shares will vest, each provided Grantee has continued in the employment of the Company and/or its Affiliates through such date.

As a condition to the vesting of any Restricted Shares pursuant to Section 4(a) above, Grantee will be required to execute and not revoke a full release of claims in a form acceptable to the Company within 30 days of the termination or resignation, as applicable. Failure to satisfy this condition will result in forfeiture of such Restricted Shares.

(b)
Except as provided in Section 4(a) above, if Grantee’s termination is due to Grantee’s death or Disability, 100% of the Restricted Shares will vest, provided Grantee has continued in the employment of the Company and/or its Affiliates through such date.

As a condition to the vesting of any Restricted Shares pursuant to Section 4(b) above, Grantee (or Grantee’s estate or beneficiary) will be required to execute and not revoke a full release of claims in a form acceptable to the Company within 30 days of the termination. Failure to satisfy this condition will result in forfeiture of such Restricted Shares.

(c)
Except as provided in Section 4(a) above, if Grantee’s termination is due to Grantee’s Retirement, a pro rata portion of the Restricted Shares will vest (the number of Restricted Shares then vesting is defined as the “Pro Rata Amount”), provided Grantee has continued in the employment of the Company and/or its Affiliates through such date. The Pro Rata Amount shall equal the total number of Restricted Shares granted pursuant to this Agreement multiplied by a fraction, the numerator of which is the number of months of continuous employment with the Company and/or an Affiliate from the Vesting Commencement Date through the date of Grantee’s Retirement and the denominator of which is 36. When determining the Pro Rata Amount, Grantee shall be considered to have been employed with the Company and/or an Affiliate for a full calendar month so long as Grantee is employed by such entity for at least one day during such calendar month.

As a condition to the vesting of any Restricted Shares pursuant to Section 4(c) above, Grantee will be required to execute and not revoke a full release of claims in a form acceptable to the Company within 30 days of the termination. Failure to satisfy this condition will result in forfeiture of such Restricted Shares.

(d)
Except as may be otherwise provided under any written employment-related agreement with Grantee, if any, in the event Grantee’s employment terminates for any other reason at any time prior to the applicable Vesting Date, all of Grantee’s Restricted Shares will immediately be forfeited without further consideration or any act or action by Grantee. For purposes of clarity, in the event Grantee’s employment is terminated other than for performance reasons, the Committee may determine that all or a portion of the Restricted Shares shall vest upon Grantee’s termination.

5.    Delivery of Shares. The Restricted Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Agreement between the registered owner of the shares represented hereby and Equitrans Midstream Corporation. Release from such terms and conditions shall be made only in accordance with the provisions of such Award Agreement, copies of which are on file in the offices of Equitrans Midstream Corporation.” To the extent the Company’s shares are certificated, stock certificates for the shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Restricted Shares.

6.    Dividends. If the record date for regular dividends or special dividends with respect to the Company’s Common Stock (whether made in cash or stock, unless made in accordance with any shareholder rights plan or similar arrangement) occurs during the period commencing on the Vesting Commencement Date through and including the Vesting Date, the cumulative amount of all regular and special dividends paid during such period on the Grantee’s Restricted Shares shall be held and the Grantee shall accrue a right to receive a cash payment in respect of such dividends. Any cash payment owed to Grantee pursuant to this Section 6 shall be subject to the same time-vesting conditions and transfer restrictions as apply to the Restricted Shares with respect to which it relates.

7.    Voting Rights. Grantee shall be entitled to vote the Restricted Shares.

8.    Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this award. With respect to withholding required upon any taxable event arising as a result of this award, the employer shall satisfy the tax withholding required by withholding shares of Common Stock having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount of tax required to be withheld. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9.    Plan Controls. This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the Plan and such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem to be necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative. Any conflict between this Agreement and the terms of a written employment-related agreement with Grantee effective on or prior to the Grant Date shall be decided in favor of the provisions of such employment-related agreement.

10.    Recoupment Policy. The award of Restricted Shares and any amounts paid to Grantee hereunder, and any cash or other benefit acquired on the sale of shares of Common Stock distributed hereunder, shall be subject to the terms and conditions of the Equitrans Midstream Corporation Compensation Recoupment Policy, effective June 17, 2019, as may be amended or restated from time to time, to the extent such policy is applicable to Grantee and the Restricted Shares. A copy of such policy is available upon request from the Company's Corporate Secretary.
11.    Relationship to Other Benefits. The Restricted Shares shall not affect the calculation of benefits under the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates, except to the extent specifically provided in such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements.

12.    Amendment. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee. Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.
13.    Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Shares, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
14.    Applicable Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

15.    Notice. Except as may be otherwise provided by the Plan or determined by the Committee and communicated to Grantee, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Manager, Compensation and Benefits.

16.    Dispute Resolution. Any dispute regarding the payment of benefits under this Agreement or the Plan shall be resolved in accordance with any dispute resolution procedures of the Company, to the extent such procedures are applicable to the Plan and this award. A copy of any such procedures will be available upon request or made available on the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.

17.    Tax Consequences to Grantee. It is intended that: (i) until the applicable Vesting Date occurs, Grantee’s right to payment for an award under this Agreement shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; and (ii) until the award vests on the applicable Vesting Date, Grantee shall have merely an unfunded, unsecured promise to receive such award.
18.    Plan and Company Information. Grantee may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then following the prompts to the Plan documents. Copies of the Company’s most recent Annual Report on Form 10-K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.equitransmidstream.com by clicking on the “Investors” link on the main page and then “Financial Filings” and “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.